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Exhibit 3.34

ARTICLES OF AMENDMENT
AND RESTATEMENT
OF
HEALTH CONCEPTS AND SERVICES, INC.

        These Amended and Restated Articles of Incorporation amend and restate the Articles of Incorporation of Health Concepts & Services, Inc. (formerly Keene Health Care Services, Inc.), originally filed on July 3, 1985 and amended November 15, 1989, to read in their entirety as set forth below. The Corporation desires to amend its charter to eliminate its status as a close corporation and to enlarge its purpose. The Corporation desires to restate all other provisions of its Charter currently in effect. The provisions set forth in this Amended and Restated Certificate of Incorporation are all the provisions of the charter to be in effect.

        The Corporation is currently a close corporation and pursuant to its Bylaws has no Board of Directors. All of the powers of a Board of Directors are vested in the sole shareholder. This Amended and Restated Articles of Incorporation has been approved by the Sole Shareholder.

        The Corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: The name of this Corporation shall be:

Health Concepts and Services, Inc.

        SECOND: The Corporation's principal address in this state is: 7034 Golden Ring Road, Baltimore, Maryland 21237. The name and address of the Corporation's registered agent is: The Corporation Trust Incorporated, 32 South St., Baltimore, MD 21202.

        THIRD: The Corporation shall no longer operate as a close corporation as authorized by Section 4-202 of the General Corporation Law of Maryland.

        FOURTH: The Corporation shall have at least two directors. The names of the directors currently in office are:

    Michael R. Walker
    Richard R. Howard
    David C. Barr
    Milton S. Moskowitz

        FIFTH: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Maryland.

        SIXTH: The total number of shares of stock which the Corporation shall have the authority to issue is Two Thousand Five Hundred (2,500) with no par value, all of one class.

        SEVENTH: The duration of the Corporation shall be perpetual.

        IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on this 1st day of June, 1993, and its President acknowledges that these Amended and Restated Articles of Incorporation are the act and deed of Health Concepts & Services, Inc. and, under the penalties of perjury, that the matters and facts set forth herein with respect to the authorization and approval are true in all material respects to the best of his knowledge, information and belief.

HEALTH CONCEPTS & SERVICES, INC.
		By:	/s/ GEORGE V. HAGER, JR., George V. Hager, Jr., Vice President
ATTEST:	/s/ LEWIS J. HOCH Lewis J. Hoch Secretary

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  Exhibit 3.34
ARTICLES OF AMENDMENT AND RESTATEMENT OF HEALTH CONCEPTS AND SERVICES, INC.